Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Sharon L. Weinstein
Director, Investor Relations
& Corporate Communications
240 632 5511
sweinstein@genvec.com
HAROLD R. WERNER TO RESIGN FROM GENVEC’S
BOARD OF DIRECTORS
GAITHERSBURG, MD — September 21, 2007 — GenVec, Inc. (Nasdaq: GNVC) announced today that Harold R. Werner, a member of the GenVec Board of Directors since January 2002, will be leaving the Board, effective September 30, 2007.
Mr. Werner is leaving to focus his attention on HealthCare Ventures’ earlier-stage portfolio companies. “It has been my pleasure to sit on the GenVec Board for the past six years. GenVec has made significant progress in the clinical development of TNFerade™ and vaccine programs. I believe GenVec is making a real contribution to the treatment of cancer and other serious diseases,” stated Mr. Werner.
“We thank Mr. Werner for his service on GenVec’s board,” said Paul Fischer, GenVec’s President and CEO, “We have valued his deep industry knowledge and expertise in the health care sector as we continue to advance our products through clinical development and broaden the applications for our novel technology platform.”
About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFerade™ is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. Additional clinical trials are in progress in rectal cancer, head and neck cancer and melanoma. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and influenza. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
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